Exhibit 10.3

Fairport Savings Bank

Supplemental Executive Retirement Plan

The Fairport Savings Bank (the “Employer”) hereby establishes this Fairport Savings Bank Supplemental Executive Retirement Plan (the “SERP” or the “Plan”) effective February 15, 2006. This Plan is intended to qualify as a “top hat” plan maintained primarily for purposes of providing benefits for a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (and all rulings and regulations thereunder (“ERISA”)). It is intended to comply with Internal Revenue Code Section 409A and the regulation promulgated thereto.

ARTICLE I

GENERAL

1.1	Purpose of the Plan. The purpose of this Plan is to reward certain management and highly compensated employees of the Employer who have contributed to the Employer’s success and are expected to continue to contribute to such success in the future.

1.2	Plan Benefits Generally. Pursuant to the Plan, the Employer may provide to each Participant such benefit as provided on the terms and conditions contained in the Plan and the Participant’s individual Participation Agreement.

1.3	Effective Date. The effective date of the Plan is January 1, 2006.

ARTICLE II

DEFINITIONS

2.1	Accrued SERP Benefit. Accrued SERP Benefit means, with respect to each Participant, the amount of accrued benefit for the Participant at the time of termination.

2.2	Accrued SERP Obligation. Accrued SERP Obligation means, with respect to each Participant, the amount of the Employer’s contingent liability to pay the Accrued SERP Benefit to such Participant.

2.3	Administrator. Administrator means the Employer as defined herein.

2.4	Beneficiary. Beneficiary means the person or persons designated by a Participant as his beneficiary in accordance with the provisions of Article V and subject to the Participation Agreement.

2.5	Board. Board means the Board of Directors of the Employer.

2.6	Cause. Cause shall have the meaning set forth in Section 4.2.

2.7	Change in Control. Provided that such definition shall be interpreted in a manner that is consistent with Code Section 409A and Treasury regulations thereunder, a “Change of Control” of the Employer shall mean the first to occur of any of the following:

(a)	the date that any one person or persons acting as a group acquires ownership of Employee stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Employer;

(b)	the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Employer possessing thirty-five percent (35%) or more of the total voting power of the stock of the Employer;

(c)	the date that any one person or persons acting as a group acquires assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition; or

(d)	the date that a majority of members of the Employer’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

2.8	Employer. Employer means Fairport Savings Bank.

2.9	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.10	Executive. Executive means a management or highly compensated employee of the Employer designated by the Administrator as eligible to participate in the Plan.

2.11	Normal Retirement. Normal Retirement means separation from service by a Participant’s for any reason other than for Cause after such Participant has reached his Normal Retirement Age. A separation from service with the Employer shall be a Participant termination within the meaning of Code Section 409A(a)(2)(A)(i) and regulations thereunder.

2.12	Normal Retirement Age. Normal Retirement Age means the normal retirement age set forth in the Participant’s Participation Agreement.

2.13	Participant. Participant means any Executive who elects to participate in the Plan by entering into a Participation Agreement in accordance herewith. The Administrator may, from time to time in its sole discretion, with Cause, revoke a Participant’s participation in the Plan upon ninety (90) days’ written notice. The Administrator may from time to time, in its sole discretion without Cause, revoke a Participant’s participation. A revocation without Cause shall not reduce any benefits to which the Participant and the Administrator have agreed the Participant is entitled to at the time of such without Cause revocation

2.14	Participation Agreement. Participation Agreement means a written agreement between the Employer and a Participant, pursuant to which the Employer agrees to make SERP Benefit payments in accordance with the Plan and the Participation Agreement. Each Participation Agreement shall contain such information, terms and conditions as the Administrator in its discretion may specify, including without limitation, the following:

(a)	the effective date of the Participant’s participation in the Plan;

(b)	the Participant’s Normal Retirement Age;

(c)	the SERP Benefits to which the Participant is entitled under the Plan and, the form such benefits are to be paid in (i.e. installments or lump sum);

(d)	the identity of the Participant’s Beneficiary; and

(e)	any other provisions which supplement the terms and conditions contained in the Plan and which are not inconsistent with the terms and conditions of the Plan.

2.15	Plan. Plan means this Fairport Savings Bank Supplemental Executive Retirement Plan, as the same may be amended from time to time.

2.16	SERP Benefit. SERP Benefit means, with respect to each Participant, an annual cash benefit in the amount determined pursuant to the Participant’s Participation Agreement, minus any offset amounts specified therein.

2.17	Vesting. The Participant’s ownership rights in the SERP Benefit shall arise, or vest, solely with the occurrence of those conditions precedent to Vesting as contained in the Participation Agreement.

2.18	Year of Service. Year of Service shall have the meaning as set forth in the Participant’s Participation Agreement.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. The Administrator, in its sole discretion, shall from time to time determine those Executive(s) who shall be eligible to participate in the Plan.

3.2	Participation. Each Executive who is eligible to participate in the Plan shall enroll in the Plan by entering into a Participation Agreement and completing such other forms and furnishing such other information as the Administrator may request. An Executive’s participation in the Plan shall commence as of the date specified in the Participation Agreement.

ARTICLE IV

BENEFITS

4.1	SERP Benefit. Each Participant, subject to the terms and conditions of his Participation Agreement, shall become entitled to receive such benefits as set forth in the executed Participation Agreement.

4.2	Establishment of SERP Accounts. The Employer shall keep on its books, an Accrued SERP Obligation Account in the name of each Participant which account shall reflect the Accrued SERP Obligation payable to each Participant. Commensurate with any increase Accrued SERP Obligation under the terms of any Participation Agreement, the Employer shall credit to the Accrued SERP Obligation Account of each Participant an amount equal to the such increase in the Employer’s Accrued SERP Obligation with respect to such Participant. In no event shall a Participant’s Accrued SERP Obligation Account be credited with income, gain or appreciation in any form, nor debited with any loss, depreciation or expense. Title to and beneficial interest of any assets, whether in cash or investments, which the Employer may set aside or earmark to meet its Accrued SERP Obligation hereunder shall at all times remain in the Employer and no Participant or beneficiary shall under any circumstances acquire any property interest in any specific asset of the Employer.

4.3	No Benefits Payable Upon Termination for Cause. Notwithstanding anything herein or in the Participation Agreement to the contrary, no benefits shall be payable, at the discretion of the Employer, to any Participant who is terminated from his or her employment with the Employer for Cause. For purposes hereof, a Participant whose employment is terminated for any of the following reasons shall be regarded as having been terminated for Cause:

(a)	engaging in willful or grossly negligent misconduct that is materially injurious to the Employer;

(b)	embezzlement or misappropriation of funds or property of the Employer;

(c)	conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony;

(d)	conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty to such a crime;

(e)	failure or refusal by the Participant to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within fifteen (15) days after notice is given to the Participant;

(f)	issuance of a final non-appealable order or other direction by a Federal or state regulatory agency prohibiting the Participant’s employment in the business of banking; or

(g)	violation of an non-compete or non-solicitation agreements.

4.4	Distributions to Specified Employee.

(a)	If any employee is a “Specified Employee,” as defined in subsection (b) below, upon a termination of employment for any reason other than Disability or death, a distribution may not be made before the date which is 6 (six) months after the date of separation from service (or, if earlier, the date of death of the employee).

(b)	A “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise.

ARTICLE V

BENEFICIARY

5.1	Beneficiary. For purposes of this section, the Participant’s executed Participation Agreement shall dictate the Participant’s rights and responsibilities regarding the Participant’s Beneficiary.

ARTICLE VI

PLAN ADMINISTRATION

6.1	Administration.

(a)	General. The Plan shall be administered by the Administrator. The Administrator shall have sole and absolute discretion to interpret where necessary all provisions of the Plan and each Participation Agreement (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan, a Participation Agreement, or between the Plan and a Participation Agreement), to determine the rights and status under the Plan of Participants or other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. The Administrator’s determination of the rights of any Executive or former Executive hereunder shall be final and binding on all persons, subject only to the claims procedures outlined in Article 7 hereof.

(b)	Delegation of Duties. The Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits payable hereunder, to a named administrator or administrators.

6.2	Regulations. The Administrator may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Administrator shall, subject only to the claims procedure outlined in Article 7 hereof, be final and binding on all persons.

6.3	Revocability of Administrator/Employer Action. Any action taken by the Administrator with respect to the rights or benefits under the Plan of any Executive or former Executive shall be revocable by the Administrator as to payments not yet made to such person in order to correct any incorrect payment to a Participant or a Beneficiary, and then only to the extent necessary to correct such error. Acceptance of any benefits under the Plan constitutes acceptance of, and agreement to, the Administrator’s making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to such person.

6.4	Amendment.

(a)      Right to Amend. The Employer, by written instrument, shall have the right to amend the Plan at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive the Participant or any Beneficiary(ies) of a rights accrued hereunder prior to the date of the amendment, including the right to receive the payment of his or her benefit upon a benefit entitlement event, or earlier as provided herein.

(b)      Amendment Required by Law. Notwithstanding the provisions of Section 6.4(a), the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Board of the Employer, in order to ensure that the Plan is characterized as a non-tax-qualified plan of deferred supplemental retirement compensation maintained for members of a select group of Executives and thus exempt from ERISA and incompliance with all other provisions under the Internal Revenue Code of 1986, as amended from time to time, (“Code”) as such provisions relate to the original purpose of this Plan, supplemental retirement income to the Participant(s) and/or other related Plan and Employer objectives.

6.5	Termination.

(a)      Employer’s Right to Terminate Plan. The Employer reserves the right, at any time, to terminate the Plan; provided however, that no such termination shall deprive the Participant or any beneficiary of a right accrued hereunder prior to the date of termination and provided that, upon termination, the Participant shall become fully and immediately vested in his or her SERP Benefit. In the event that this Plan is terminated, the distribution of the Participant’s SERP Benefit shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan and Participation Agreement immediately prior to termination as if the Plan had not been terminated. Notwithstanding anything to the contrary contained herein, the Employer, in its sole discretion, may distribute all Participants’ SERP Benefit no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided that the Employer also satisfies any additional requirements as may be imposed by Code Section 409A and regulations thereunder.

(b)      Automatic Termination of Plan. The Plan shall terminate automatically upon the dissolution of the Employer; provide however, that no such termination shall deprive the Participant or Beneficiary of a right accrued hereunder prior to the date of termination and provided that, upon termination, the Participant shall become fully and immediately vested in his or her SERP Benefit. Distribution shall occur pursuant to Section 6.5(a).

(c)      Change in Control Termination. The Employer may decide in its discretion to terminate the Plan in the event a Change in Control (as defined in Section 2.6) and distribute Participant’s SERP Benefit within twelve (12) months of the effective date of the Change in Control as allowed by law. Any corporation or other business organization that is a successor to the Employer by reason of a Change in Control shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If within thirty (30) days from the effective date of the Change in Control such new entity does not become a party hereto, as above provided, the full amount of the Participant’s SERP Benefit shall become immediately distributable to the Participant in a lump sum.

6.6	Withholding. The Employer shall deduct from any distributions hereunder any taxes or other amounts required by law to be withheld therefrom.

ARTICLE VII

CLAIMS ADMINISTRATION

7.1	General. If a Participant, Beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, Beneficiary or his or her representative desires to dispute the decision of the Administrator, he/she must file a written notification of his or her claim with the Administrator.

7.2	Claims Procedure. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If any Participant or Beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the provisions of this Article.

7.3	Right of Appeal. A claimant who has a claim denied under Section 7.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 7.2.

7.4	Review of Appeal. Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties subject to Section 7.7 below. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.

7.5	Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designation shall have the same authority and discretion granted to the Administrator hereunder.

7.6	Litigation Costs. If a claimant brings a lawsuit for benefits hereunder, to enforce any right hereunder or for other relief arising out of the terms of the Plan, the costs and expenses of litigation by any party shall be borne by the losing party. The prevailing party shall recover as expenses all reasonable attorney’s fees incurred by it in connection with the proceedings or any appeals therefrom.

7.7	Arbitration. A claimant whose appeal has been denied under Section 7.4 shall have the right to submit said claim to final and binding arbitration in the Commonwealth of Massachusetts pursuant to the rules of the American Arbitration Association. Any such requests for arbitration must be filed by written demand to the American Arbitration Association within sixty (60) days after receipt of the decision regarding the appeal. The costs and expenses of arbitration, including the fees of the arbitrators, shall be borne by the losing party. The prevailing party shall recover as expenses all reasonable attorney’s fees incurred by it in connection with the arbitration proceeding or any appeals therefrom.

ARTICLE VIII

MISCELLANEOUS

8.1	Administrator. The Administrator is expressly empowered to interpret the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, except any breach of duty to the Participants or Beneficiaries. If any individual person shall have been delegated the duties or responsibilities as Administrator, such person shall not be liable for any actions by him or her hereunder unless due to his or her own gross negligence or willful misconduct and shall be indemnified and saved harmless by the Employer from and against all personal liability to which he or she may be subject by reason of any act done or omitted to be done in his or her official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in his or her defense in the event the Employer fails to provide such defense upon the request.

8.2	No Assignment. No benefit under the Plan or a Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Plan or a Participation Agreement. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person.

8.3	No Employment Rights. Participation in this Plan and execution of a Participation Agreement shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or Beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted and the Participation Agreement had never been executed.

8.4	Incompetence. If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another individual for the Participant’s benefit without responsibility of the Administrator to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator, and their representatives.

8.5	Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer or Administrator incident to such proceeding or litigation shall be charged against the SERP Benefit of the affected Participant.

8.6	No Liability. No liability shall attach to or be incurred by any employee of the Employer or Administrator individually under or by reason of the terms, conditions, and provisions contained in this Plan, or for the acts or decisions taken or made hereunder or in connection therewith; and, as a condition precedent to the establishment of this Plan or the receipt of benefits hereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

8.7	Expenses. Except as otherwise provided in the Plan, all expenses incurred in the administration of the Plan shall be paid by the Employer.

8.8	Amendment and Termination. The Employer shall have the sole authority to modify, amend, or terminate this Plan subject to those limitations provided hereinabove.

8.9	Employer Determinations. Any determinations, actions, or decisions of the Employer (including but not limited to, Plan amendments and Plan termination) shall be made by the Board in accordance with its established procedures or by such other individuals, groups, or organizations that have been properly delegated by the Board to make such determination or decision.

8.10	Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan and any Participation Agreement shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

8.11	Governing Law. To the extent not preempted by federal law, this Plan shall be governed by, construed and administered under the laws of the State of New York.

8.12	Severability. Should any provision of the Plan or any regulations adopted hereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

8.13	Headings. The headings contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

8.14	Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

8.15	Ownership of Assets; Relationship with Employer. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Employer and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.

8.16	Deposits in Trust. The Employer may, at its sole discretion, establish with a corporate trustee a grantor rabbi trust under which all or a portion of the assets of the Plan are to be held, administered and managed. The trust agreement evidencing the trust shall conform with the terms of Revenue Procedure 92-64 or any successor procedure. The Employer in its sole discretion may make deposits to augment the principal of such trust.

8.17	Right of Setoff. The Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Employer, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant as required by Code Section 409A. By electing to participate in the Plan, the Participant agrees to any deduction or setoff under this Section 8.17.

8.18	409A Compliance. This Plan will, at all times, be operated in good faith compliance with Code Section 409A of the Code in accordance with Internal Revenue Service Notice 2005-1 and proposed regulations thereunder (and any subsequent IRS notices or guidance). In the event that any provision of this Plan is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such provision. Nothing herein shall be construed as an entitlement to our guarantee of any particular tax treatment to a Participant.

IN WITNESS WHEREOF, the Employer has executed this Supplemental Executive Retirement Plan this 28 day of April, 2006.

Fairport Savings Bank

By:	/s/ Dana C. Gavenda

Title:	President & CEO